Execution Copy

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT between Uluru Inc., a Nevada corporation (the "Company"), and Kerry P. Gray (hereinafter referred to as "Gray"), dated as of March 9, 2009 (the “Effective Date”);

WHEREAS, Gray is a member of the Board of Directors of the Company (the “Board”), and President and Chief Executive Officer of the Company;

WHEREAS, Gray intends to resign and terminate his employment and all other positions of employment with the Company and its subsidiaries, including the offices of President and Chief Executive Officer;

WHEREAS, the Company intends to accept Gray’s resignation and wishes to provide to Gray certain payments and to provide Gray with certain other benefits upon such termination and Gray agrees to give certain releases and provide certain services to the Company;

NOW, THEREFORE, in consideration of the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Resignation and Termination.

1.1.
Gray hereby resigns from all employment positions he currently holds with the Company and any subsidiary of the Company, including without limitation the positions of President and Chief Executive Officer effective as of the Effective Date.  Gray shall remain as a member of the Board of Directors, subject to the provisions of Section 3.5.

1.2.
The Employment Agreement, dated as of January 1, 2006, by and between the Company and Gray is hereby terminated in its entirety as of the Effective Date and neither party thereto shall have any further rights or owe any further payment, duty or obligation to the other thereunder; notwithstanding the foregoing, (a) the non-competition obligation of Gray set forth in Section 8 of the Employment Agreement and (b) the non-solicitation obligation of Gray set forth in Section 9 of the Employment Agreement shall each survive for a period of one year from the date of this Agreement.

2.           Company Covenants.

2.1.	Cash Payments. Commencing as of the Effective Date, Gray shall be entitled to the following cash payments:

(a)
Commencing as of March 2009, the Company shall pay Mr. Gray a cash payment of $54,166.66 per month, payable semi-monthly, for a period of six months, making an aggregate payment of $325,000 under this Section 2.1(a); and

(b)
Thereafter for a period of fifty-four (54) months, the Company shall pay to Gray a payment of $12,500 per month, payable semi-monthly, making an aggregate payment of $675,000 under this Section 2.1(b).

2.2.
Vesting and Exercise of Existing Options and Restricted Stock.  On the Effective Date, all outstanding Company stock options and shares of restricted stock of the Company held by Gray shall immediately and fully vest.  All outstanding Company stock options held by Gray shall remain exercisable by Gray until March 1, 2012, notwithstanding anything to the contrary in documents related to such option grants, and shall expire on such date.  As of the Effective Date, Mr. Gray shall forfeit 300,000 of the stock options currently held by him.

2.3.
Consulting.  At the Company’s sole discretion, Gray and the Company hereby agree that, beginning on  the Effective Date through August 31, 2009, the Company may request that Gray serve the Company in the capacity of a consultant for the equivalent of up to two full days per month.  Mr. Gray shall not be paid for such consulting.

2.4.
Benefits.  For a period of Twenty-Four (24) months following the Effective Date, the Company shall, at its sole expense, continue to maintain and provide coverage under Gray’s existing health coverage plan.  Gray agrees that he shall not be entitled to receive any compensation under the Company’s paid time off (PTO) benefit program.  While Mr. Gray remains on the Board of Directors of the Company, the Company shall maintain for Mr. Gray his current Company e-mail address.

2.5.
Withholding.  All payments required to be made by the Company hereunder to Gray shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it must withhold pursuant to any applicable law or regulation.

2.6.
No Duty to Mitigate Damages.  Gray's payments and benefits under Sections 2.1, 2.2 and 2.4 of this Agreement shall be considered severance pay in consideration of his past service and his agreement to comply with the provisions of his Employment Agreement relating to noncompetition and as an inducement to him to enter into and become bound by this Agreement, and his entitlement thereto shall not be dependent upon whether or not Gray provides further services of any type to or for the Company or any third party.

2.7
Default.  Notwithstanding any provision in this Agreement to the contrary, but subject to Section 11.9, in the event that the Company defaults in its obligations to provide the payments and benefits in Sections 2.1 or 2.4, then all amounts and benefits that otherwise would have been due and payable under the Employment Agreement dated as of January 1, 2006 by and between the Company and Gray, including without limitation the payments and benefits set forth in Section 6.2.1 (less any payments previously made under this Agreement) shall become due and payable ten (10) days after written notice of default from Mr. Gray if such default is not cured.

3.           Gray Covenants.  Gray hereby covenants with the Company as follows:

3.1.
Non-disclosure.  Gray recognizes and acknowledges that he has had and will have access to certain highly sensitive, special, unique information of the Company that is confidential or proprietary.  Gray hereby covenants and agrees not to use or disclose any Confidential Information (as hereinafter defined) except for disclosures made solely (i) to authorized representatives of the Company; or (ii) as required by any governmental, statutory or judicial authority, provided that prior to any such disclosure Gray shall provide the Company with notice of such requirement as is practicable and shall cooperate with the Company in responding to such requirement, including assisting the Company in procuring a protective order or other modification of such required disclosure.

3.2.
Confidential Information.  For purposes of this Agreement, "Confidential Information" means any data or information with respect to the business conducted by the Company that is material to the Company and not generally known by the public.  To the extent consistent with the foregoing definition, Confidential Information includes without limitation; (i) reports, pricing, sales manuals and training manuals, selling and pricing procedures, and financing methods of the Company, together with any techniques utilized by the Company in designing, developing, manufacturing, testing or marketing its products or in performing services for clients, customers and accounts of the Company and (ii) the business plans and financial statements, reports and projections of the Company.

3.3.
Return of Property.  Gray covenants, agrees and acknowledges that all Confidential Information is and shall remain the sole, exclusive and valuable property of the Company and Gray has and shall acquire no right, title or interests therein.  Any and all printed, typed, written or other material which Gray may have or obtain shall be and remain the exclusive property of the Company, and any and all material (including any copies) shall be promptly delivered by Gray to the Company.  The Company acknowledges that the personal property listed on Exhibit B is and shall remain Gray’s personal property unaffected by this Agreement.

3.4.	Stock Lock-up1. If requested by investors in a financing, Mr. Gray will agree in writing not to sell any shares of the common stock of the Company owned or controlled by him, except as follows:

(1)           no sales for 90 days after the Effective Date

(2)           90% lock-up for 180 days after the Effective Date

(3)           80% lock-up for 270 days after the Effective Date

(4)           70% lock-up for 360 days after the Effective Date

(5)           50% lock-up for 450 days after the effective Date

(6)           25% lock-up for 540 days after the Effective Date

In addition, if requested by investors in a financing, Mr. Gray agrees not to sell any shares for a period of 90 days after his resignation from the Board of Directors.  For the avoidance of doubt, the above schedule commences on the Effective Date of this Separation Agreement, not at the closing of a financing.  In the event of a breach by the Company of Section 2.1(b), 2.2 or 2.4, the provisions of this lock-up arrangement shall terminate.

3.5.	Board Membership. At the request of the Board at any time in 2009 in connection with a Company financing, Mr. Gray shall resign as a member of the Board of Directors and each of its subsidiaries.

4.           Indemnification.  The Company shall indemnify Gray to the same extent provided to its other directors and officers by its charter and by-laws against all costs, charges and expenses, including, without limitation, attorneys’ fees, incurred or sustained by Gray in connection with any action, suit or proceeding to which Gray may be made a party by reason of being an officer, director or employee of the Company for acts undertaken from the time of his employment by the Company through the date of his resignation as a member of the Board (the “Indemnification Period”), and Gray will be included as an insured individual under any liability insurance policy that insures other officers or directors of the Company for acts taken during the Indemnification Period.

5.	Public Statement, Non-disparagement.

5.1.
With respect to Mr. Gray’s separation from the Company, neither Gray nor the Company shall make any public statement other than the Approved Public Statement set forth on Exhibit A (the “Approved Public Statement”) or statements that are consistent with the Approved Public Statement.

5.2.
Gray shall make no disparaging statements, whether public or private, with regard to the Company, its current officers, employees or members of the Board unless and to the extent specifically compelled by any governmental agency or tribunal to make a statement.

5.3.
The Company and the members of the Board shall make no disparaging statements, whether public or private, about Gray unless and to the extent specifically compelled by any government agency or tribunal to make a statement.  In response to an inquiry, or as necessary or appropriate to make clear Gray’s status with the Company or the circumstances of his departure, the Company and the members of the Board shall inform third parties that Gray is a shareholder of the Company and/or that he is not an employee, officer, director (as applicable) or other agent of the Company by saying that Gray remains a shareholder and/or director of the Company and that Gray resigned voluntarily, or other words of similar effect.  Neither the Company nor the members of the Board shall make any statement that implies or suggests that the reason for Gray’s separation from the Company was anything other than Gray’s voluntary action.

6.	Mutual Release and Covenant Not to Sue.

6.1	Release and Covenant Not to Sue from Gray.

(a)
Release.  Gray hereby releases each of the Company and its officers, employees, directors, attorneys, agents, successors, and assigns, from each and every right, claim, debt, demand, liability, cost, expense, and/or cause of action, which he has or may have had against any of such released parties as of the Effective Date, whether known or unknown.

(b)
Covenant Not to Sue.  Gray hereby covenants and agrees not to bring suit against any of the Company or any of  its officers, employees, directors, attorneys, agents, successors, and assigns based upon any claim herein released.

(c)
Rights Retained.  Notwithstanding anything in this Agreement to the contrary, Gray expressly reserves his right to take action against the Company to preserve his rights under this Agreement in the event of a breach thereof by the Company, subject to Section 7 below.

6.2	Release and Covenant Not to Sue from the Company.

(a)
Release.  The Company hereby releases each of Gray and his attorneys, agents, successors, and assigns from each and every right, claim, debt, demand, liability, cost, expense, and/or cause of action arising out of Gray’s service or status as an employee, officer, director, shareholder (in his capacity as such) or representative of shareholders of the Company, existing as of the Effective Date and whether known or unknown.

(b)	Covenant Not to Sue. The Company hereby covenants and agrees not to bring suit against each of Gray and his attorneys, agents, successors, and assigns based upon any claim herein released.

(c)
Rights Retained.  Notwithstanding anything in this Agreement to the contrary, the Company expressly reserves its right to take action against Gray to preserve its rights under this Agreement in the event of a breach thereof by Gray, subject to Section 7 below.

7.
Arbitration.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled exclusively by single-arbitrator arbitration, in Dallas, Texas, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

8.
Collateral.  Payments owed to Gray by the Company pursuant to Section 2 hereof shall be secured by, and the Company hereby grants to Gray a first priority security interest in and to, the assets of the Company relating to Zindaclin, including the patent rights, royalty payments, licensing payments and milestone payments.  Any failure to pay timely any amount due under Section 2.1(b) shall result, automatically, in the full acceleration of all such payments (i) which are not yet paid in full, and (ii) which do not constitute deferred compensation within the meaning of Section 409A (as defined in Section 11.9(i), below), if such amount due is not paid within 10 days after written notice from Gray.  With respect to the Company, any commencement of a bankruptcy proceeding, assignment for the benefit of creditors or the appointment of a receiver, trustee, liquidator or other similar official shall also result, automatically, in the full acceleration of all such payments (i) which are not yet paid in full, and (ii) which do not constitute deferred compensation within the meaning of Section 409A.

9.
Legal Fees and Expenses.  Each party hereto shall pay its own legal fees and expenses of counsel reasonably incurred by such party in connection with the negotiation, execution and delivery of this Agreement or in seeking in good faith to obtain any right or benefit to which such party believes it or he is entitled under this Agreement.  In the event of a default by the Company with respect to any payments owed to Gray under this Agreement, the Company agrees to pay Gray any costs of collection, including but not limited to any reasonable attorneys fees, which shall be deemed additional payments that are secured pursuant to Section 8 hereto.

10.
Notices.  Any notices required to be given under this Agreement shall be in writing and shall be deemed given three (3) days after mailing in the continental United States by registered or certified mail, or upon personal receipt after delivery, telex, telecopy, or telegram, to the party entitled thereto at the address stated below or to such changed address as the addressee may have given by a similar notice:

To the Company:           Uluru Inc.
4452 Beltway Drive
Addison, TX 75001
Attn: Chief Executive Officer

With a copy to:              John J. Concannon III, Esq.
      Bingham McCutchen LLP
      One Federal Street
      Boston, MA 02110

To Gray:                       Kerry Gray
15806 Breedlove Place
Addison, TX 75001

11.           General Provisions.

11.1.
Binding Agreement.  This Agreement shall be binding upon and inure to the benefit of Gray and be enforceable by his personal or legal representatives or successors.  If Gray dies while any amounts would still be payable to him hereunder, his rights herein shall still be exercisable by such representatives or successors.  Such amounts shall be paid to Gray's estate in accordance with the terms of this Agreement.  This Agreement shall not otherwise be assignable by Gray.

11.2.
Successors.  This Agreement shall inure to and be binding upon the Company's successors.  The Company shall require any successor to all or substantially all of its business and/or assets by sale, merger (where the Company is not the surviving corporation), consolidation, lease or otherwise, by agreement in form and substance satisfactory to Gray, to assume this Agreement expressly.  This Agreement shall not otherwise be assignable by the Company.

11.3.
Amendment or Modification; Waiver.  This Agreement may not be amended or modified unless agreed to in writing by Gray and the Company.  No waiver by either party of any breach of this Agreement shall be deemed a waiver of any subsequent breach.

11.4.
Severability.  In the event that any provision of this Agreement shall be determined to be invalid or unenforceable, such provision shall be enforceable in any jurisdiction in which valid and enforceable, and in any event the remaining provisions shall remain in full force and effect to the fullest extent permitted by law.

11.5.
Rights Granted.  This Agreement shall not give Gray any right to compensation or benefits from the Company or any affiliate of the Company, except for the rights specifically stated herein, including those certain severance and other benefits that become payable on or after the Effective Date.

11.6.
Governing Law.  The validity, interpretation, performance, and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas, without giving effect to the principles of choice of law or conflicts of law.

11.7.	Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

11.8.
Section Headings.  The descriptive section headings in this Agreement have been inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

11.9	Section 409A.

(a) Purpose. This section is intended to help ensure that compensation paid or delivered to Gray pursuant to this Agreement either is paid in compliance with, or is exempt from, Section 409A of the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder (collectively, “Section 409A”). However, the Company does not warrant to Gray that all compensation paid or delivered to him for his services will be exempt from, or paid in compliance with, Section 409A.  Except as otherwise provided herein, Gray understands and agrees that he bears the entire risk of any adverse federal, state or local tax consequences and penalty taxes which may result from payment of compensation for his services on a basis contrary to the provisions of Section 409A or comparable provisions of any applicable state or local income tax laws.

(b) Amounts Payable On Account of Termination. For the purposes of determining when amounts otherwise payable on account of Gray's termination of employment under this Agreement will be paid, which amounts become due because of his termination of employment, “termination of employment” or words of similar import, as used in this Agreement, shall be construed as the date that Gray first incurs a “separation from service” for purposes of Section 409A on or following termination of employment.  Furthermore, if Gray is a “specified employee” of a public company as determined pursuant to Section 409A as of his termination of employment, any amounts payable on account of his termination of employment which constitute deferred compensation within the meaning of Section 409A and which are otherwise payable during the first six months following Gray's termination (or prior to his death after termination) shall be paid to Gray in a cash lump-sum on the earlier of (1) the date of his death and (2) the first business day of the seventh calendar month immediately following the month in which his termination occurs.

(c) Reimbursements.  Any taxable reimbursement of business or other expenses as specified under this Agreement shall be subject to the following conditions: (1) the expenses eligible for reimbursement in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement shall not be subject to liquidation or exchange for another benefit.

(d) Interpretative Rules. In applying Section 409A to amounts paid pursuant to this Agreement, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(e) Deferred Compensation Taxes.  Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit under this Agreement received or to be received by Gray (the “Payment”) is determined to be subject (in whole or part) to the penalties imposed by Section 409A (the “Additional Taxes”), then Gray shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Gray of the Additional Taxes imposed upon the Payment, Gray retains an amount equal to the Payment net of any otherwise applicable taxes and withholdings (that is, applicable taxes and withholdings other than Additional Taxes).  Gray shall also be entitled to be reimbursed by the Company for any costs and expenses relating to any disputes with the IRS relating to Section 409A.  All determinations required to be made under this Section 11.9(e), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s accountants or such other certified public accounting firm reasonably acceptable to the Company as may be designated by Gray which shall provide detailed supporting calculations both to the Company and Gray.  Any Gross-Up Payment due under this paragraph shall be paid to Gray within ten (10) business days after notice from Mr. Gray that he has made any such payment to the IRS, provided that in no event may such reimbursement be made to Mr. Gray later than December 31 of the calendar year following the calendar year in which Gray remits the Additional Taxes to the applicable authorities.

12.
Exclusive Agreement.  It is agreed and understood that this Agreement represents the entire agreement between the Company and Gray concerning the subject matter hereof and supersedes all prior agreements and understandings concerning Gray's rights upon the termination of his employment.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year first above written.

    Uluru Inc.                                                                                     Kerry Gray

    By:      /s/ William W. Crouse                                                    /s/ Kerry Gray
    Name: William W. Crouse
    Title:    Chairman

1 This lock-up applies to 5,125,000 shares controlled by Mr. Gray which initially shall be subject to this lock-up.  It is expected that ninety days after Mr. Gray is no longer an officer or director that he would not be an affiliate and his filing obligations with the SEC would relate to updating his Form 13G while he remains a 5% stockholder of the Company.